Exhibit 4

FLORIDA POWER & LIGHT COMPANY
OFFICER’S CERTIFICATE
Creating the Floating Rate Notes, Series due August 24, 2070
Paul I. Cutler, Treasurer of Florida Power & Light Company (the “Company”), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein or in Exhibit A hereto, but which are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and pursuant to Sections 201 and 301 of the Indenture, does hereby certify to The Bank of New York Mellon (the “Trustee”), as Trustee under the Indenture (For Unsecured Debt Securities) dated as of November 1, 2017 between the Company and the Trustee (the “Indenture”), that:
1.    The securities to be issued under the Indenture in accordance with this certificate shall be designated “Floating Rate Notes, Series due August 24, 2070” (referred to herein as the “Notes of the Eighth Series”) and shall be issued in substantially the form set forth as Exhibit A hereto.
2.    The Notes of the Eighth Series shall be issued by the Company in the initial aggregate principal amount of $145,106,000. Additional Notes of the Eighth Series, without limitation as to amount, having the same terms as the Outstanding Notes of the Eighth Series (except for the issue date of the additional Notes of the Eighth Series and, if applicable, the initial Interest Payment Date (as defined below)) may also be issued by the Company pursuant to the Indenture without the consent of the Holders of the then‑Outstanding Notes of the Eighth Series. Any such additional Notes of the Eighth Series as may be issued pursuant to the Indenture from time to time shall be part of the same series as the then‑Outstanding Notes of the Eighth Series.
3.    The Notes of the Eighth Series shall mature and the principal shall be due and payable, together with all accrued and unpaid interest thereon, on the Stated Maturity Date, subject to the right of the Company to shorten the Maturity upon a Tax Event as provided in the form set forth as Exhibit A hereto. The “Stated Maturity Date” means August 24, 2070.
4.    The Notes of the Eighth Series shall bear interest as provided in the form set forth as Exhibit A hereto.
5.    Each installment of interest on a Note of the Eighth Series shall be payable as provided in the form set forth as Exhibit A hereto.
6.    Registration of the Notes of the Eighth Series, and registration of transfers and exchanges in respect of the Notes of the Eighth Series, may be effectuated at the office or agency of the Company in New York City, New York. Notices and demands to or upon the Company in respect of the Notes of the Eighth Series may be served at the office or agency of the Company in New York City, New York. The Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment, registration, registration of transfers and exchanges and service of notices and demands, and the

Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The Trustee will initially be the Security Registrar and the Paying Agent for the Notes of the Eighth Series.
7.    The Notes of the Eighth Series will be redeemable at the option of the Company prior to the Stated Maturity Date as provided in the form set forth as Exhibit A hereto.
8.    The Notes of the Eighth Series shall be repayable at the option of a Holder of the Notes of the Eighth Series as provided in the form set forth as Exhibit A hereto.
9.    So long as all of the Notes of the Eighth Series are held by a securities depository in book-entry form, the Regular Record Date for the interest payable on any given Interest Payment Date with respect to the Notes of the Eighth Series shall be the close of business on the Business Day immediately preceding such Interest Payment Date; provided, however, that if any of the Notes of the Eighth Series are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date.
10.    If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Notes of the Eighth Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:
(A)    an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Notes of the Eighth Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of said Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Notes of the Eighth Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency; or
(B)    an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Notes of the Eighth Series, or the applicable portion of the principal amount thereof, will not recognize income, gain or loss for United States federal income

DB1/ 115439776.4

tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effectuated.
11.    The Notes of the Eighth Series will be initially issued in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company). The Notes of the Eighth Series in global form shall bear the depository legend in substantially the form set forth as Exhibit A hereto. The Notes of the Eighth Series in global form will contain restrictions on transfer, substantially as described in the form set forth as Exhibit A hereto.
12.    No service charge shall be made for the registration of transfer or exchange of the Notes of the Eighth Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such transfer or exchange.
13.    The Eligible Obligations with respect to the Notes of the Eighth Series shall be the Government Obligations and the Investment Securities.
14.    The Notes of the Eighth Series shall have such other terms and provisions as are provided in the form set forth as Exhibit A hereto.
15.    The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Notes of the Eighth Series and the definitions in the Indenture relating thereto and in respect of which this certificate is made.
16.    The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.
17.    In the opinion of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenants and conditions have been complied with.
18.    In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), to the authentication and delivery of the Notes of the Eighth Series requested in the accompanying Company Order No. 8 have been complied with.

DB1/ 115439776.4

IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Company this 24th day of August, 2020 in Park City, Utah.
PAUL I. CUTLER
Paul I. Cutler
Treasurer

Exhibit A

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited purpose company organized under the New York Banking Law (“DTC”), to Florida Power & Light Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No. _______________    CUSIP No. _________
[FORM OF FACE OF NOTE]
FLORIDA POWER & LIGHT COMPANY
FLOATING RATE NOTES, SERIES DUE AUGUST 24, 2070
FLORIDA POWER & LIGHT COMPANY, a corporation duly organized and existing under the laws of the State of Florida (herein referred to as the “Company,” which term includes any successor Person under the Indenture (as defined below)), for value received, hereby promises to pay to
, or registered assigns, the principal amount specified on Schedule I hereto, on August 24, 2070 (the “Stated Maturity Date”). The Company further promises to pay interest on the principal sum of this Floating Rate Note, Series due August 24, 2070 (this “Security”) to the registered Holder hereof at the Interest Rate (as defined on the reverse of this Security), in like coin or currency, quarterly on February 24, May 24, August 24, and November 24 of each year (each an “Interest Payment Date”) until the principal hereof is paid or duly provided for, such interest payments to commence on November 24, 2020. Interest on the Securities of this series will accrue from and including August 24, 2020 to but excluding the first Interest Payment Date and thereafter will accrue from and including the last Interest Payment Date to which interest has either been paid or duly provided for to but excluding the next Interest Payment Date (each an “Interest Period”). No interest will accrue on the Securities of this series with respect to the day on which the Securities of this series mature. The interest so payable, and punctually paid or duly provided for, on an Interest Payment Date will, as provided in the Indenture referred to on the reverse of this Security (the “Indenture”), be payable to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest installment which shall be the close of business on the Business Day immediately preceding such Interest Payment Date so long as all of the Securities of this series are held by a securities depository in book-entry form; provided that if any of the Securities of this series are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date; and provided further that interest payable on the Stated

Maturity Date, the New Maturity Date (as defined below), a Redemption Date or a Repayment Date will be paid to the same Person to whom the associated principal is to be paid. Any such interest not punctually paid or duly provided for will forthwith cease to be payable to the Person who is the Holder of this Security on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice of which shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York City, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest on this Security may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register or by a wire transfer to an account designated by the Person entitled thereto.
Reference is hereby made to the further provisions of this Security set forth on the reverse of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place. (All capitalized terms used in this Security which are not defined herein, including the reverse of this Security, but which are defined in the Indenture or in the Officer’s Certificate, shall have the meanings specified in the Indenture or in the Officer’s Certificate.)
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse of this Security by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in .
FLORIDA POWER & LIGHT COMPANY
By:_______________________________________

[FORM OF CERTIFICATE OF AUTHENTICATION]
CERTIFICATE OF AUTHENTICATION
Dated:
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
THE BANK OF NEW YORK MELLON, as Trustee
By:_______________________________________
Authorized Signatory

[FORM OF REVERSE OF NOTE]
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Debt Securities), dated as of November 1, 2017 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on August 24, 2020, creating the series designated on the face hereof (herein called the “Officer’s Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities of this series and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
Interest and Payment. The Securities of this series shall bear interest at a variable rate per annum (the “Interest Rate”) equal to the Three‑Month LIBOR Rate (as defined below), minus 30 basis points (0.30%) (negative 0.30%, the “Margin”), reset quarterly, subject to the provisions set forth below, provided that the rate shall not be less than 0.00%. The Interest Rate for the period from August 24, 2020, the date of original issuance, to but excluding the first Interest Payment Date was determined on August 20, 2020. The Interest Rate on the Securities of this series for each subsequent Interest Period will be reset quarterly on the related LIBOR Rate Reset Date (as defined below).
The Securities of this series will bear interest for each Interest Period at a rate determined by the Calculation Agent, except as set forth below. Promptly upon determination, the Calculation Agent will inform the Trustee and the Company, or in certain circumstances described below, the Company or its designee (which may be an independent financial advisor or any other designee of the Company (any of such entities, a “Designee”)) will inform the Trustee, of the Interest Rate for the next Interest Period.
The Interest Rate in effect on any LIBOR Rate Reset Date will be the applicable Interest Rate as reset on that date and the Interest Rate applicable to any other day will be the Interest Rate as reset on the immediately preceding LIBOR Rate Reset Date. The amount of interest payable for any Interest Period on the Securities of this series (the “Interest Amount”) will be determined by the Company and will be computed by multiplying the floating rate for that Interest Period by a fraction, the numerator of which will be the actual number of days elapsed during that Interest Period (determined by including the first day of the Interest Period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the Securities of this series. The Interest Rate for any Interest Period will at no time be higher than the maximum rate then permitted by applicable law. The determination of the Interest Amount by the Company will (in the absence of willful misconduct, bad faith or manifest error) be final, conclusive and binding on all concerned. None of the Trustee, the Calculation Agent or the Company (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) or the Designee shall have any liability to any Person for (i) the selection of the Reference Banks or the Major Banks or (ii) failure of the

Reference Banks or the Major Banks to provide quotations to the Calculation Agent. Promptly upon the calculation of the Interest Amount, the Company will notify the Trustee of such Interest Amount.
If an Interest Payment Date, other than a Redemption Date, a Repayment Date, the Stated Maturity Date or the New Maturity Date of the Securities of this series, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date, except that if such next Business Day occurs in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If a Redemption Date, a Repayment Date, the Stated Maturity Date or the New Maturity Date of the Securities of this series falls on a day that is not a Business Day, then payment of the interest or principal payable on such Redemption Date, Repayment Date, Stated Maturity Date or New Maturity Date will be made on the next succeeding day which is a Business Day (and no interest will be paid or other payment made in respect of such delay), and no interest on such payment will accrue for the period from and after such Redemption Date, Repayment Date, Stated Maturity Date or New Maturity Date, as applicable. If any LIBOR Rate Reset Date falls on a day that is not a Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a Business Day, except that if such next Business Day occurs in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding Business Day. The Interest Rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on such LIBOR Rate Reset Date and the Interest Rate applicable to any other day will be the Interest Rate as reset on the immediately preceding LIBOR Rate Reset Date. The provisions of this paragraph shall supersede the provisions of Section 113 of the Indenture to the extent the provisions are inconsistent.
“Calculation Agent” means a banking institution or trust company appointed by the Company to act as calculation agent, initially The Bank of New York Mellon.
“LIBOR Business Day” means any day on which dealings in deposits in U.S. Dollars are transacted in the London Inter‑Bank Market.
“LIBOR Interest Determination Date” means (i) the second LIBOR Business Day preceding each LIBOR Rate Reset Date or (ii) August 20, 2020, in the case of the initial Interest Period.
“LIBOR Rate Reset Date” means, subject to the paragraph immediately preceding the definition of “Calculation Agent” set forth above, the 24th day of February, May, August and November of each year continuing until the Maturity, commencing on November 24, 2020.
“Three‑Month LIBOR Rate” means the rate determined in accordance with the following provisions:
(1)    On the related LIBOR Interest Determination Date, the Calculation Agent will determine the Three‑Month LIBOR Rate, which will be the rate for deposits in U.S. Dollars having an index maturity of three months which appears on the Bloomberg L.P. page “BBAM” (or on such other page as may replace the

Bloomberg L.P. page “BBAM” on that service), or, if on such LIBOR Interest Determination Date, the Three‑Month LIBOR does not appear or is not available on the designated Bloomberg L.P. page “BBAM,” the Reuters Page LIBOR01 (or such other page as may replace the Reuters Page LIBOR01 on that service), as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.
(2)    If the Three‑Month LIBOR Rate cannot be determined as described above on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter‑Bank Market (“Reference Banks”) selected by the Company to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter‑Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000. If at least two quotations are provided, then the Three‑Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three‑Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Company (“Major Banks”) for loans in U.S. Dollars to leading European banks, having a three‑month maturity and in a principal amount of not less than $1,000,000. If the Major Banks are not providing quotations in the manner described by this paragraph, the rate for the interest period following the LIBOR Interest Determination Date will be the rate already in effect on that LIBOR Interest Determination Date.
Notwithstanding clause (1) and clause (2) of the definition of the Three‑Month LIBOR Rate, if the Company (or its Designee) determines on or prior to the relevant LIBOR Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined herein) have occurred with respect to LIBOR (or the then-current Benchmark, as applicable), then the provisions set forth below under “Effect of Benchmark Transition Event”, which are referred to as the “benchmark transition provisions,” will thereafter apply to all determinations of the rate of interest payable on the Securities of this series. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each Interest Period will be an annual rate equal to the sum of the Benchmark Replacement (as defined herein) and the Margin specified herein. However, if the Company (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant LIBOR Interest Determination Date, the Interest Rate for the applicable Interest Period will be equal to the Interest Rate for the immediately preceding Interest Period, as determined by the Company (or its Designee).
The Interest Rate for any Interest Period will at no time be higher than the maximum rate then permitted by applicable law.

All percentages resulting from any calculation of the Interest Rate will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 3.876545% (or .03876545) being rounded to 3.87655% (or .0387655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). Any percentage resulting from any calculation of any Interest Rate for the Securities of this series less than 0.00% will be deemed to be 0.00% (or .0000).
Absent willful misconduct, bad faith or manifest error, the calculation of the applicable Interest Rate for each Interest Period by the Calculation Agent, or in certain circumstances described below, by the Company or its Designee will be final and binding on the Company, the Trustee, and the Holders of the Securities of this series. The Holders of the Securities of this series may obtain the Interest Rate for the current and preceding Interest Periods by writing the Trustee at The Bank of New York Mellon, Attn: Corporate Trust Administration, 240 Greenwich Street, New York, New York 10286.
In no event shall the Calculation Agent be responsible for determining any substitute for LIBOR, or for making any adjustments to any alternative benchmark or spread thereon, the business day convention, interest determination dates or any other relevant methodology for calculating any such substitute or successor benchmark. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations made by the Company or its Designee and will have no liability for such actions taken at the direction of the Company.
Any determination, decision or election that may be made by the Company or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Company’s or its Designee’s sole discretion, and, notwithstanding anything to the contrary in the transaction documents, will become effective without consent from any other party. Neither the Trustee nor the Calculation Agent will have any liability for any determination made by or on behalf of the Company or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement.
Effect of Benchmark Transition Event.
Benchmark Replacement. If the Company (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Securities of this series in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the Company (or its Designee) pursuant to this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Securities of this series, shall become effective without consent from the holders of the Securities of this series or any other party.
Certain Defined Terms. As used under the caption “Effect of Benchmark Transition Event”:
“Benchmark” means, initially, the Three-Month LIBOR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Three-Month LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Company (or its Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)
the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)
the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified herein and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Securities of this series.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) that the Company (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company (or its Designee) in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)
if, and to the extent that, the Company (or its Designee) determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company (or its Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the Margin specified herein.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding

Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Three-Month LIBOR Rate, 11:00 a.m., London time, on the LIBOR Interest Determination Date, and (2) if the Benchmark is not the Three-Month LIBOR Rate, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Optional Redemption.
On or after August 24, 2050, the Securities of this series shall be redeemable, at any time or from time to time, at the option of the Company, in whole or in part, upon notice (the “Redemption Notice”) mailed at least ten (10) days but not more than sixty (60) days prior to a Redemption Date, in amounts of $1,000 or any multiple of $1,000 in excess thereof, at the following redemption prices (in each case expressed as a percentage of the principal amount) (each a “Redemption Price”), if redeemed during the six-month periods beginning on February 24 or August 24 of any of the following years (each a “Redemption Date”):

Redemption Date	Price
August 24, 2050	105.00%
February 24, 2051	105.00%
August 24, 2051	104.50%
February 24, 2052	104.50%
August 24, 2052	104.00%
February 24, 2053	104.00%
August 24, 2053	103.50%
February 24, 2054	103.50%
August 24, 2054	103.00%
February 24, 2055	103.00%
August 24, 2055	102.50%
February 24, 2056	102.50%
August 24, 2056	102.00%
February 24, 2057	102.00%
August 24, 2057	101.50%
February 24, 2058	101.50%
August 24, 2058	101.00%
February 24, 2059	101.00%
August 24, 2059	100.50%
February 24, 2060	100.50%
August 24, 2060	100.00%

and thereafter at 100% of the principal amount of the Securities of this series being redeemed plus, in each case, accrued and unpaid interest, if any, on the Securities of this series being redeemed to but excluding the Redemption Date.
If at the time the Redemption Notice is given, the redemption moneys are not on deposit with the Trustee, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the Redemption Date and such Redemption Notice shall be of no force or effect unless such moneys are received.
Upon payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities of this series or portions thereof called for redemption.
Repayment at Option of a Holder.
The Securities of this series will be repayable at the option of a Holder of a Security of this series, in whole or in part, upon notice as described below, on the following dates (each a “Repayment Date”) and at the following repayment prices (in each case expressed as a percentage of the principal amount):

Repayment Date	Price
August 24, 2021	98.00%
February 24, 2022	98.00%
August 24, 2022	98.00%
February 24, 2023	98.00%

August 24, 2023	98.00%
February 24, 2024	98.00%
August 24, 2024	98.00%
February 24, 2025	98.00%
August 24, 2025	98.00%
February 24, 2026	99.00%
August 24, 2026	99.00%
February 24, 2027	99.00%
August 24, 2027	99.00%
February 24, 2028	99.00%
August 24, 2028	99.00%
February 24, 2029	99.00%
August 24, 2029	99.00%
February 24, 2030	99.00%
August 24, 2030	99.00%
February 24, 2031	99.00%
August 24, 2031	100.00%

and on August 24 of every second year thereafter, through and including August 24, 2067, at 100% of the principal amount of the Securities of this series being repaid, plus, in each case, accrued and unpaid interest, if any, on the Securities of this series being repaid, to but excluding the Repayment Date.
In order for a Security of this series to be repaid at the option of a Holder, the Trustee must receive, at least thirty (30) but not more than sixty (60) days before the Repayment Date,
(1)    the Security of this series with the form entitled “Option to Elect Repayment” on the reverse of the Security of this series duly completed or
(2)    a facsimile transmission or a letter from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States which must set forth:

•	the name of the Holder of the Security of this series;

•	the principal amount of the Security of this series;

•	the principal amount of the Security of this series to be repaid;

•	the certificate number or a description of the tenor and terms of the Security of this series; and

•
a statement that the option to elect repayment is being exercised and a guarantee that the Security of this series to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Security of this series, will be received by the Trustee not later than the fifth Business Day after the date of that facsimile transmission or letter.
The repayment option may be exercised by a Holder of a Security of this series for less than the entire principal amount of the Security of this series but, in that event, the principal amount of the Security of this series remaining Outstanding after repayment must be in an authorized denomination.
Conditional Right to Shorten Maturity.
If a Tax Event (as defined below) occurs, the Company will have the right to shorten the Maturity of the Securities of this series to a new date (the “New Maturity Date”), without the consent of the Holders of the Securities of this series,

•
to the minimum extent required, in the opinion of nationally recognized independent tax counsel, so that, after shortening the Maturity, interest paid on the Securities of this series will be deductible for United States federal income tax purposes or

•	if that counsel cannot opine definitively as to such a minimum period, the minimum extent so required to maintain the Company’s interest deduction, in each case, to the extent deductible under current law, as determined in good faith by the Board of Directors, after receipt of an opinion of that counsel regarding the applicable legal standards. In that case, the amount payable on the Securities of this series on the New Maturity Date will be equal to 100% of the principal amount of the Securities of this series plus accrued and unpaid interest, if any, on the Securities of this series to but excluding the New Maturity Date. If the Company elects to exercise its right to shorten the Maturity of the Securities of this series when a Tax Event occurs, the Company will give notice to each Holder of Securities of this series not more than sixty (60) days after the occurrence of the Tax Event, stating the New Maturity Date of the Securities of this series.
“Tax Event” means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:

•	any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States;

•
any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

•	any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, occurring on or after August 19, 2020, there is more than an insubstantial increase in the risk that interest paid by the Company on the Securities of this series is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected by such amendment to the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be thus affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by Holders of the specified percentages in principal amount of the Securities of this series shall be conclusive and binding upon all current and future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

SCHEDULE I

The initial principal amount of the Securities evidenced by this certificate is $_______________;
CHANGES TO PRINCIPAL AMOUNT OF SECURITIES EVIDENCED BY THIS CERTIFICATE

Date	Amount of decrease in principal amount of this Security	Amount of increase in principal amount of this Security	Principal amount of this Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar

OPTION TO ELECT REPAYMENT
With respect to Floating Rate Notes, Series due August 24, 2070 of
Florida Power & Light Company (herein referred to as the Company)
issued pursuant to the Indenture dated as of November 1, 2017
If you elect to have this Security purchased by the Company pursuant to the terms of the Security,

•	check this box: ☐; and

•	state the principal amount of this Security: $____________.
If you want to elect to have only part of this Security purchased by the Company pursuant to the terms of the Security,

•	check this box: ☐;

•	state the principal amount (must be in denominations of $1,000 or an integral multiple of $1,000 in excess thereof): $____________; and

•	state the principal amount (must be in denominations of $1,000 or an integral multiple of $1,000 in excess thereof) remaining after such repurchase: $____________.

Date:	By:
Name:
Title:
Signature Guarantee:
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.
Please print name and address of registered Holder:

Name__________________________________________	Social Security or other Taxpayer Identification Number, if any
Address________________________________________	____________________________
_______________________________________________
_______________________________________________